Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Janus Investment Fund of our report dated August 22, 2024, relating to the financial statements and financial highlights, which appears in the June 30, 2024 Annual Report to Shareholders on Form N-CSR for the year ended June 30, 2024 of Janus Henderson Government Money Market Fund (one of the funds constituting Janus Investment Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

October 17, 2024